Exhibit 99.1

BIMI International Medical Inc. Announces Pricing of $7.8 million Private Placement

New York, Nov. 18, 2021 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced that it has entered into a Securities Purchase Agreement (the “SPA”) with two institutional investors (the “Holders”) to sell certain senior secured convertible notes of the Company in a private placement in the aggregate principal amount of $7,800,000 in the aggregate original principal amount of $6,500,000, representing an aggregate original issue discount of 20% (the “Convertible Notes”). The Convertible Notes do not bear interest except upon the occurrence of certain events of default.

Pursuant to the SPA, the Convertible Notes will be issued to the Holders, together with 4-year warrants to acquire 1,800,000 shares of the Company’s common stock (the “Warrants”), subject to certain adjustments. The Warrants are exercisable at any time or times after the Stockholder Approval Date in whole or in part, at the option of the holders thereof, for shares of the common stock for an exercise price of $0.71.

Each Convertible Note has a face amount of $3,900,000 for which each Holder will pay $3,250,000 in cash. Additional Convertible Notes in an aggregate original principal amount not to exceed $3,900,000 may also be issued to the Holders under the SPA at a later date under certain circumstances. The Convertible Notes mature on the 18-month anniversary of the issuance date, are payable by the Company in installments. The Convertible Notes are convertible at any time after the Stockholder Approval Date (as defined below) in whole or in part, at the option of the Holders into shares of the Company’s common stock at a rate equal to the amount of principal, interest (if any) and unpaid late charges (if any), divided by a conversion price of $0.65. The floor price per share at which a Convertible Note may be converted is $0.1557. Under the SPA, the Company agreed to hold a stockholder meeting, by no later than February 15, 2022 (the “Stockholder Approval Date”) to approve resolutions authorizing the issuance of shares of common stock under the Convertible Notes and the Warrants for the purposes of compliance with the stockholder approval rules of the Nasdaq Stock Market. If such approval is not received by the Stockholder Approval Date, the Company is obligated to continue to secure such stockholder approval by May 15, 2022 and every six months thereafter until such approval is obtained.

The Company intends to use the net proceeds from this offering for general corporate and working capital purposes.

The offering is expected to close on or about November 25, 2021, subject to the satisfaction of customary closing conditions.

FT Global Capital Inc. acted as the exclusive placement agent in connection with the private offering.

The securities to be sold in the private offering have not been registered under the Securities Act of 1933, as amended, or state securities laws as of the time of issuance and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file one or more registration statements with the SEC registering the resale of the shares of common stock issuable upon exercise and/or conversions of the securities in the private offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BIMI International Medical Inc.

The Company is now exclusively a healthcare products and services provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements regarding our private offering and expected gross proceeds and the expected uses of the net proceeds from the Private Placement. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to our ability to: complete the Private Placement, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission, all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

IR Contact:
Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com